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                                   EXHIBIT 12

                         PARAGON CORPORATE HOLDINGS INC.
                COMPUTATION of RATIO of EARNINGS to FIXED CHARGES
                        (In thousands, except for ratios)

                                                                         THE COMPANY                                 A.B.DICK
                                                 ----------------------------------------------------------    ---------------------
                                                                                Period from    Period from     (Predecessor Company)
                                                 Year Ended      Year Ended    Jan. 17, 1997  April 1, 1996        Fiscal Year
                                                  Dec. 31,        Dec. 31,        through        through          Ended March 31,
                                                    1999            1998       Dec. 31, 1997  Jan. 16, 1997            1996
                                                 ----------      ----------    -------------  -------------    ---------------------
Computation of earnings:
Income (loss) before foreign
   income taxes and extraordinary item            $(15,391)       $   142         $ 9,329         $(455)               $(5,463)
Amortization of deferred financing costs               526            365             214            --                     --
Interest expense                                    12,383         10,946           2,384           205                    162
Portion of rent expense representative
   of an interest factor                             1,352          1,530             742           765                    728
                                                  --------        -------         -------         -----                -------

Earnings                                          $ (1,130)       $12,983         $12,669         $ 515                $(4,573)
                                                  ========        =======         =======         =====                =======


Computation of Fixed Charges:
Amortization of deferred financing costs          $    526        $   365         $   214         $  --                $    --
Interest expense                                    12,383         10,946           2,384           205                    162
Portion of rent expense representative
   of an interest factor                             1,352          1,530             742           765                    728
                                                  --------        -------         -------         -----                -------
Fixed Charges                                     $ 14,261        $12,841         $ 3,340         $ 970                $   890
                                                  ========        =======         =======         =====                =======

Ratio of Earnings to Fixed Charges                   (1)             1.01            3.79          (1)                   (1)
                                                  ========        =======         =======         =====                =======

(1) Earnings were inadequate to cover fixed charges




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